Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
COSAN LIMITED
of
Up to U.S.$357,500,000 of its Class A Common Shares
at a Per Share Purchase Price Not Greater Than
U.S.$14.10 Nor Less Than U.S.$12.00 Per Class A Common Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 25, 2019
UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

Cosan Limited, a limited liability exempted company incorporated under the laws of Bermuda (the “Company,” “we,” or “us”), is offering to purchase Class A Common Shares, U.S.$0.01 par value per share (the “Class A Common Shares” or the “shares”), pursuant to (i) auction tenders at prices specified by the tendering shareholders of not greater than U.S.$14.10 nor less than U.S.$12.00 per share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”) at the purchase price determined as provided herein, in either case in cash, less any applicable withholding taxes and without interest, and upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). We are offering to purchase shares having an aggregate purchase price of up to U.S.$357,500,000 in the Offer using cash on hand. Unless the context otherwise requires, all references to the shares shall refer to the Class A Common Shares of the Company.

Shareholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Shareholders who properly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per share price, which will not be greater than U.S.$14.10 nor less than U.S.$12.00 per share, that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the single lowest price per share (in multiples of U.S.$0.30) of not greater than U.S.$14.10 nor less than U.S.$12.00 per share (the “Purchase Price”) that will allow us to purchase the maximum number of shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding U.S.$357,500,000. Only shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. Shares properly tendered pursuant to an Auction Tender at a price that is greater than the Purchase Price determined pursuant to the terms of the Offer will not be purchased. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than U.S.$357,500,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

All shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if, based on the Purchase Price, shares having an aggregate purchase price in excess of U.S.$357,500,000 are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Time. We reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the aggregate purchase price of shares sought in the Offer, subject to applicable law. See Sections 1 and 3.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that shares having an aggregate purchase price of more than U.S.$357,500,000 are tendered in the Offer at or below the Purchase Price, we may purchase up to an additional 2.0% of our outstanding shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to purchase additional shares, subject to applicable law. See Sections 1 and 15.

At the maximum Purchase Price of U.S.$14.10 per share, we would purchase 25,354,609 shares if the Offer is fully subscribed, which would represent approximately 18.7% of our issued and outstanding Class A common shares as of August 28, 2019. At the minimum Purchase Price of U.S.$12.00 per share, we would purchase 29,791,667 shares if the Offer is fully subscribed, which would represent approximately 22.0% of our issued and outstanding Class A common shares as of August 28, 2019.

The Offer is not conditioned on the receipt of financing or any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

The shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “CZZ.” On August 27, 2019, the last trading day before that announcement, the NYSE closing price of our shares was U.S.$12.82. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED MAKING THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. SEE SECTION 2.

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Section 11.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

_____________________________

August 28, 2019

IMPORTANT

If you desire to tender all or any portion of your shares, do one of the following before 11:59 p.m., New York City time, on September 25, 2019, or any later time and date to which the Offer may be extended: (1)(a) complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact that institution if you desire to tender those shares.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal.

Under a Purchase Price Tender, shares will be purchased upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of U.S.$12.00 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at a price as low as U.S.$12.00 per share. See Section 3.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THIS OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E–4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE INFORMATION AGENT OR THE DEPOSITARY.

Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

table of contents

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Page

SUMMARY TERM SHEET		i
FORWARD-LOOKING STATEMENTS		viii
INTRODUCTION		1
THE TENDER OFFER		3
1	Number of Shares; Proration	3
2	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans	5
3	Procedures for Tendering Shares	7
4	Withdrawal Rights	10
5	Purchase of Shares and Payment of Purchase Price	11
6	Conditional Tender of Shares	12
7	Conditions of the Tender Offer	13
8	Price Range of Shares; Dividends	15
9	Source and Amount of Funds	16
10	Certain Information Concerning the Company	16
11	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	17
12	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act	20
13	Legal Matters; Regulatory Approvals	20
14	Material U.S. Federal Income Tax Consequences	20
15	Extension of the Tender Offer; Termination; Amendment	23
16	Fees and Expenses	24
17	Miscellaneous	24

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our Class A Common Shares as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The Company is offering to purchase for cash up to U.S.$357,500,000 in class A common shares, par value U.S.$0.01 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting this Offer through a procedure commonly called a “modified Dutch auction.” Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash shares pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not greater than U.S.$14.10 nor less than U.S.$12.00 per share or (ii) Purchase Price Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of U.S.$12.00 per share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price (as defined below). See Section 1.

We will select the single lowest purchase price (in multiples of U.S.$0.30) (the “Purchase Price”) within the specified price range for the Offer that will allow us to purchase the maximum number of shares having an aggregate purchase price of U.S.$357,500,000 or, if a lesser number of shares are properly tendered, such lesser number of shares as are properly tendered and not properly withdrawn. We will publicly announce the Purchase Price promptly after we have determined it. We will purchase all shares acquired in the Offer at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any shares tendered at a price above the Purchase Price.

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price we determine. You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at a price as low as U.S.$12.00 per share.

The minimum Purchase Price of U.S.$12.00 per share could be below the closing market price for the shares on the NYSE on the date on which the Expiration Time occurs. See Section 8. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares.

If your shares are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at 11:59 p.m., New York City time, on September 25, 2019, unless the Offer is extended or terminated by us. See Sections 1 and 5.

How many shares will the Company purchase in the Offer?

We are offering to purchase, at the Purchase Price, shares having an aggregate purchase price of up to U.S.$357,500,000 in the Offer, or a lower amount if not enough shares are properly tendered and not properly withdrawn to allow us to purchase shares having an aggregate purchase price of U.S.$357,500,000. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than U.S.$357,500,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. See Section 1.

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Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed, at the maximum Purchase Price of U.S.$14.10 per share, we would purchase 25,354,609 shares, which would represent approximately 18.7% of our issued and outstanding shares as of August 28, 2019. At the minimum Purchase Price of U.S.$12.00 per share, we would purchase 29,791,667 shares if the Offer is fully subscribed, which would represent approximately 22.0% of our issued and outstanding Class A common shares as of August 28, 2019.

In addition, if shares having an aggregate purchase price of more than U.S.$357,500,000 are tendered in the Offer at or below the Purchase Price, we may exercise our right to purchase up to an additional 2.0% of our outstanding shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to purchase additional shares, subject to applicable law. See Section 15.

The Offer is not conditioned on any minimum number of shares being tendered by shareholders but is subject to certain other conditions. See Section 7.

How will the Company pay for the shares?

The maximum aggregate purchase price of shares purchased in the Offer will be U.S.$357,500,000. We expect that expenses for the Offer will be approximately U.S.$750,000. We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from our cash and investments. As of August 15, 2019, we had approximately U.S.$513.7 million in cash and investments. See Section 9. The Offer is not separately conditioned upon the receipt of financing.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and investments. See Section 2.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire on September 25, 2019, at 11:59 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for administrative reasons, such as four business days before the expiration of the Offer (e.g., 11:59 p.m., New York City time, on September 19, 2019), for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

Can the Offer be extended, amended or terminated?

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

We are offering to purchase up to an aggregate amount of U.S.$357,500,000 of our shares at a price per share not greater than U.S.$14.10 nor less than U.S.$12.00 to be funded from our cash and investments. As of August 15, 2019, we had approximately U.S.$513.7 million in cash and investments. We will use a portion of our cash and investments to fund the Offer. Our Board of Directors, after evaluating the expected capital requirements of our operations and other expected cash commitments, believes that purchasing our shares in the Offer is consistent with our strategic allocation of capital. The Offer represents an opportunity for us to return capital to our shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. The Offer also provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. See Section 2.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	No significant changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

•	No general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

•	No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

•	Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our shares (1) to be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (2) to be held of record by fewer than 300 persons.

•	No decrease of more than 10% of the Dow Jones Industrial Average, the NYSE Composite or the S&P 500 Index, in each case measured from the close of trading on August 27, 2019 (Dow Jones Industrial Average: 25,777.90; NYSE Composite: 12,474.05; S&P 500 Index: 2,869.16), shall have occurred.

•	No increase or decrease of 10% or more of the value of the Brazilian real against the U.S. dollar as of August 27, 2019 (R$4.1557 to U.S.$1.00) shall have occurred.

•	No decrease of 10% or more of the NYSE closing price for the shares as of August 27, 2019 (U.S.$12.82 per share) shall have occurred.

The Offer is subject to a number of other conditions described in greater detail in Section 7.

How will the Offer affect the number of shares outstanding and the number of record holders of the Company?

As of August 28, 2019, we had 135,722,065 issued and outstanding Class A Common Shares (excluding 6,393,469 Class A Common Shares held in treasury). At the maximum Purchase Price of U.S.$14.10 per share, we would purchase 25,354,609 shares if the Offer is fully subscribed, which would represent approximately 18.7% of our issued and outstanding Class A common shares as of August 28, 2019. At the minimum Purchase Price of U.S.$12.00 per share, we would purchase 29,791,667 shares if the Offer is fully subscribed, which would represent approximately 22.0% of our issued and outstanding Class A common shares as of August 28, 2019.

If the Offer is fully subscribed at the maximum Purchase Price of U.S.$14.10 per share and we do not exercise our right to purchase any additional shares, we will have approximately 110,367,456 shares outstanding following the purchase of shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price of U.S.$12.00 per share and we do not exercise our right to purchase any additional shares, we will have approximately 105,930,398 shares outstanding following the purchase of shares tendered in the Offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer. See Section 2.

If any of our shareholders who (i) hold shares in their own name as holders of record or (ii) are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions is not expected to cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition to our obligation to purchase shares pursuant to the Offer that the consummation of the Offer and the purchase of the shares is not reasonably likely to cause the shares (1) to be held of record by fewer than 300 persons; or (2) to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 11:59 p.m., New York City time, on September 25, 2019, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•	If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•	If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

In what order will tendered shares be purchased? Will tendered shares be prorated? What happens if more than U.S.$357,500,000 in aggregate purchase price of shares are tendered at or below the Purchase Price?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than U.S.$357,500,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of more than U.S.$357,500,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase shares in the following order of priority:

•	First, we will purchase all “odd lots” of fewer than 100 shares at the Purchase Price from shareholders who properly tender all of their shares owned beneficially or of record by such odd lot holder at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of fewer than all of the shares owned, beneficially or of record, by such odd lot holder will not qualify for this preference);

•	Second, after purchasing all the odd lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase shares at the Purchase Price from all other holders who properly tender shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for shareholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired shares having an aggregate purchase price of U.S.$357,500,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase shares having an aggregate purchase price of U.S.$357,500,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law), we will purchase shares at the Purchase Price from shareholders who have properly tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of those shares before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 11:59 p.m., New York City time, on September 25, 2019, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 11:59 p.m., New York City time, on October 24, 2019. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares.

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Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved making the Offer. However, neither we nor our Board of Directors, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.

Will the Company’s directors and executive officers tender shares in the tender offer?

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. Assuming that the Offer is fully subscribed and that we purchase 29,791,667 Class A Common Shares in the Offer at the minimum Purchase Price, the Offer will increase the proportional holdings of (i) our directors and executive officers (excluding our chairman Mr. Rubens Ometto Silveira Mello) to approximately 2.5% and (ii) our chairman Mr. Rubens Ometto Silveira Mello to approximately 18.4% of the total number of outstanding Class A Common Shares as of August 28, 2019. Assuming that the Offer is fully subscribed and that we purchase 25,354,609 Class A Common Shares in the Offer at the maximum Purchase Price, the Offer will increase the proportional holdings of (x) our directors and executive officers (excluding our chairman Mr. Rubens Ometto Silveira Mello) to approximately 2.4% and (y) our chairman Mr. Rubens Ometto Silveira Mello to approximately 17.7% of the total number of outstanding Class A Common Shares as of August 28, 2019. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding share capital following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On August 27, 2019, the last trading day before that announcement, the NYSE closing price of our shares was U.S.$12.82.

You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When and how will the Company pay for the shares I tender?

We will pay the Purchase Price, in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the Expiration Time and the acceptance of the shares for payment. We will publicly announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered shares until approximately three business days after the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary after the Expiration Time. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a U.S. taxpayer, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. See Section 14. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact Georgeson LLC, the Information Agent. Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be, forward-looking statements. For example, statements concerning projections, predictions, expectations, estimates or forecasts and statements that describe our objectives, future performance, plans or goals are, or may be, forward-looking statements. These forward-looking statements reflect management’s current expectations concerning future results and events and can generally be identified by the use of expressions such as “may,” “will,” “should,” “could,” “would,” “likely,” “predict,” “potential,” “continue,” “future,” “estimate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases, as well as statements in the future tense.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. The following important risks and uncertainties could affect our future results, causing those results to differ materially from those expressed in our forward-looking statements:

•	general economic, political, demographic and business conditions in Brazil and in the world and the cyclicality affecting our selling prices;

•	the effects of global financial and economic crises in Brazil;

•	our ability to implement our expansion strategy in other regions of Brazil and international markets through organic growth, acquisitions or Joint Ventures;

•	our ability to successfully compete in all segments and geographical markets where we currently conduct business or may conduct businesses in the future;

•	competitive developments in the segments in which we operate;

•	our ability to implement our capital expenditure plan, including our ability to arrange financing when required and on reasonable terms;

•	government intervention resulting in changes in the economy, taxes and tariffs affecting the markets in which we operate;

•	price of natural gas, ethanol and other fuels, as well as sugar;

•	equipment failure and service interruptions;

•	our ability to compete and conduct our businesses in the future;

•	adverse weather conditions;

•	changes in customer demand;

•	changes in our businesses;

•	our ability to work together successfully with our partners to operate our partnerships (such as the Joint Venture);

•	technological advances in the natural gas sector, including developments of natural gas for use in other applications, and advances in the development of alternatives to natural gas;

•	technological advances in the ethanol sector and advances in the development of alternatives to ethanol;

•	changes in global energy usage;

•	government intervention and trade barriers, resulting in changes in the economy, taxes, rates, prices or regulatory environment including in relation to our regulated businesses such as Companhia de Gás de São Paulo – COMGÁS, or “Comgás,” and Rumo S.A. or “Rumo;”

•	inflation, deflation, appreciation and depreciation of the real;

•	other factors that may affect our financial condition, liquidity and results of our operations; and

•	the other risks and uncertainties described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, which we filed with the SEC on April 30, 2019 (including any amendments thereto filed with the SEC from time to time, whether before, on or after the date hereof, the “2018 20-F”), including the risk factors contained in “Item 3. Key Information––D. Risk Factors” of our 2018 20-F.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors, including unknown or unpredictable ones, also could have material adverse effects on our future results.

The forward-looking statements included in this Offer to Purchase are made only as of the date of this Offer to Purchase. Except as required by law or regulation, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

INTRODUCTION

To the Holders of our Class A Common Shares:

We hereby offer to purchase shares of the Company having an aggregate purchase price of up to U.S.$357,500,000 (or a lower amount if not enough shares are properly tendered and not properly withdrawn to allow us to purchase shares having an aggregate purchase price of U.S.$357,500,000) using cash on hand. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase shares pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not greater than U.S.$14.10 nor less than U.S.$12.00 per share or (ii) Purchase Price Tenders. After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per share price, which will not be greater than U.S.$14.10 nor less than U.S.$12.00 per share, that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the single lowest price per share (in multiples of U.S.$0.30) of not greater than U.S.$14.10 nor less than U.S.$12.00 per share that will allow us to purchase the maximum number of shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding U.S.$357,500,000. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of U.S.$12.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. All shares acquired in the Offer will be acquired at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any shares tendered at a price above the Purchase Price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

The Offer is not conditioned on the receipt of financing or any minimum number of shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

The Offer will expire at 11:59 p.m., New York City time, on September 25, 2019, unless extended (such date and time, as they may be extended, the “Expiration Time”).

Only shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price we select will not be purchased if more than the aggregate purchase price of shares we seek are tendered. We will return any shares that we do not purchase, including shares that are tendered at prices in excess of the Purchase Price and not properly withdrawn and shares not purchased because of proration or conditional tenders, in each case, promptly following the Expiration Time. See Section 1.

In accordance with the rules of the SEC, we may amend the Offer to purchase up to an additional 2.0% of the outstanding shares, without extending the Expiration Time. See Sections 1 and 15.

Tendering shareholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to properly tender shares.

OUR BOARD OF DIRECTORS HAS APPROVED MAKING THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY IS MAKING ANY RECOMMENDATION WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL AND SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. SEE SECTION 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders. However, our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. Assuming that the Offer is fully subscribed and that we purchase 29,791,667 Class A Common Shares in the Offer at the minimum Purchase Price, the Offer will increase the proportional holdings of (i) our directors and executive officers (excluding our chairman Mr. Rubens Ometto Silveira Mello) to approximately 2.5% and (ii) our chairman Mr. Rubens Ometto Silveira Mello to approximately 18.4% of the total number of outstanding Class A Common Shares as of August 28, 2019. Assuming that the Offer is fully subscribed and that we purchase 25,354,609 Class A Common Shares in the Offer at the maximum Purchase Price, the Offer will increase the proportional holdings of (x) our directors and executive officers (excluding our chairman Mr. Rubens Ometto Silveira Mello) to approximately 2.4% and (y) our chairman Mr. Rubens Ometto Silveira Mello to approximately 17.7% of the total number of outstanding Class A Common Shares as of August 28, 2019. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences of a sale of shares under the Offer.

We will pay the fees and expenses of Georgeson LLC, the Information Agent, and Computershare Trust Company, N.A., the Depositary, incurred in connection with this Offer. See Section 16.

If any of our shareholders who hold shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced.

At the maximum Purchase Price of U.S.$14.10 per share, we would purchase 25,354,609 shares if the Offer is fully subscribed, which would represent approximately 18.7% of our issued and outstanding Class A common shares as of August 28, 2019. At the minimum Purchase Price of U.S.$12.00 per share, we would purchase 29,791,667 shares if the Offer is fully subscribed, which would represent approximately 22.0% of our issued and outstanding Class A common shares as of August 28, 2019.

The shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “CZZ.” On August 27, 2019, the last trading day before that announcement, the NYSE closing price of our shares was U.S.$12.82. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER

1.	Number of Shares; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase shares having an aggregate purchase price of up to U.S.$357,500,000 that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time, as defined below, at a Purchase Price not greater than U.S.$14.10 nor less than U.S.$12.00 per share, in cash, less any applicable withholding taxes and without interest. If, based on the Purchase Price, shares having an aggregate purchase price of less than U.S.$357,500,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn (upon the terms and subject to the conditions of the Offer).

The term “Expiration Time” means 11:59 p.m., New York City time, on September 25, 2019, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the SEC, we may amend the Offer to purchase up to an additional 2.0% of the outstanding shares, without extending the Expiration Time. See Section 15.

If the Offer is over-subscribed as described below, shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for odd lots. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

In accordance with Instruction 3 to the Letter of Transmittal, shareholders desiring to tender shares must either:

•	specify that they are willing to sell their shares to us at the price determined in the Offer (a “Purchase Price Tender”); or;

•	specify the price, not greater than U.S.$14.10 nor less than U.S.$12.00 per share (in multiples of U.S.$0.30), at which they are willing to sell their shares to us in the Offer (an “Auction Tender”).

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering shareholders that will allow us to buy the maximum number of shares having an aggregate purchase price of U.S.$357,500,000 (or a lower amount if not enough shares are properly tendered and not properly withdrawn to allow us to purchase shares having an aggregate purchase price of U.S.$357,500,000). All shares purchased in the Offer will be purchased at the same Purchase Price. If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered shares being purchased at a price as low as U.S.$12.00 per share.

Only shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. Shares properly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. However, because of the “Odd Lot” priority, proration and conditional tender provisions of the Offer, all of the shares tendered at or below the Purchase Price will not be purchased if shares having an aggregate purchase price of more than U.S.$357,500,000 are properly tendered and not properly withdrawn. All shares tendered and not purchased in the Offer, including shares tendered at or below the Purchase Price and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Time.

If we (i) increase the price that may be paid for the shares above U.S.$14.10 per share or decrease the price that may be paid for the shares below U.S.$12.00 per share, (ii) increase the maximum number of shares that we may purchase in the Offer by more than 2.0% of our outstanding shares or (iii) decrease the amount of shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than U.S.$357,500,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of more than U.S.$357,500,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase shares in the following order of priority:

•	First, we will purchase all Odd Lots of fewer than 100 shares at the Purchase Price from shareholders who properly tender all of their shares owned beneficially or of record by such odd lot holder at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of fewer than all of the shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference).

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase shares at the Purchase Price from all other holders who properly tender shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for shareholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired shares having an aggregate purchase price of U.S.$357,500,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law).

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of U.S.$357,500,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law), we will purchase shares at the Purchase Price from shareholders who have properly tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. As we noted above, we may elect to purchase shares having an aggregate purchase price of more than U.S.$357,500,000 in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater aggregate purchase price.

Odd Lots. The term “Odd Lots” means all shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more shares, even if such holders have separate accounts representing fewer than 100 shares. Odd Lots will be accepted for payment at the same time as other tendered shares. To qualify for this priority, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each shareholder tendering shares (excluding Odd Lot Holders) will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders), subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to U.S. shareholders of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. We are offering to purchase up to an aggregate amount of U.S.$357,500,000 of our shares at a price per share not greater than U.S.$14.10 nor less than U.S.$12.00 to be funded from our cash and investments. As of August 15, 2019, we had approximately U.S.$513.7 million in cash and investments. We will use a portion of our cash and investments to fund the Offer. Our Board of Directors, after evaluating the expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares in the Offer is consistent with our strategic allocation of capital.

Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and have carefully considered our business profile, assets and recent market prices for our shares. In considering the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including the reduction in the amount of our cash and investments as described in Section 9. Our Board of Directors believes that investing in our shares at this time is consistent with our strategic allocation of capital. We believe that our current financial resources, including debt capacity, will allow us to fund capital requirements for improving our operations as well as providing appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements.”

The Offer represents an opportunity for us to return capital to our shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. The Offer also provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, the Offer provides our shareholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

Neither we nor any member of our Board of Directors, the Information Agent or the Depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held as treasury shares and would, if returned to the status of authorized but unissued stock, be available for us to issue without further shareholder action (except as required by applicable law or the rules of the NYSE) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs, stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our shares following completion of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from the NYSE or to be held of record by fewer than 300 persons. See Section 7.

If any of our shareholders who (i) hold shares in their own name as holders of record or (ii) are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced.

For information regarding the intentions of our directors and executive officers to tender in the Offer or sell shares in the open market during the pendency of the Offer, see Section 11.

Other Plans. We may in the future conduct certain corporate reorganizations, corporate restructurings or other intra-group transactions (including, without limitation, transactions which may reduce or increase our equity interests in our principal subsidiaries, joint ventures and affiliates) aimed at simplifying or optimizing our corporate structure.

As part of our long-term corporate goal of increasing shareholder value, we regularly consider alternatives, including repurchases of our shares in the open market, through block trades or in private transactions, and strategic acquisitions, business combinations, additional listings and corporate restructurings (including by means of acquisitions or disposals of assets or companies, in Brazil or abroad), and we are currently pursuing and considering alternatives to enhance shareholder value. Additionally, from time to time the Company may liquidate, merge, reorganize or increase or decrease its equity interest in its subsidiaries, joint ventures and affiliates for tax or corporate-related purposes.

Nevertheless, except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements or decisions have been reached and there can be no assurance that we will decide to undertake:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Nothing in the tender offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering shares in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.

3.	Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Backup Withholding. Under the U.S. federal income tax laws, payments to a tendering shareholder may be subject to “backup withholding” at the applicable statutory rate (currently 24%), unless a tendering shareholder

•	provides a correct taxpayer identification number and any other required information and otherwise complies with applicable requirements of the backup withholding rules; or

•	is an exempt recipient and, when required, demonstrates this fact.

A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the U.S. Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer to Purchase, each shareholder that is a U.S. person (as defined in the instructions to the IRS Form W-9) should provide the Depositary or other applicable withholding agent with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. In order to eliminate any U.S. backup withholding, a shareholder that is not a U.S. person should provide the Depositary or other applicable withholding agent with the appropriate IRS Form W-8, attesting to that shareholder’s non-U.S. status.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability, and may claim a refund if they timely provide certain required information to the IRS.

For a discussion of U.S. federal income tax consequences to tendering U.S. shareholders, see Section 14.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at 1-800-356-2017. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 11:59 p.m., New York City time, on October 24, 2019, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.       Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (i) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering shareholders and (ii) accept for payment and pay for (and thereby purchase) shares having an aggregate purchase price of up to U.S.$357,500,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the Purchase Price for (and thereby purchase) up to U.S.$357,500,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the expiration or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to properly complete, sign and return to the Depositary or other applicable withholding agent the IRS Form W-9 included with the Letter of Transmittal or, in the case of a tendering shareholder who is not a U.S. person, the appropriate IRS Form W-8, may be subject to U.S. federal backup withholding tax of 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular U.S. shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have shares sold pursuant to the offer treated as a sale or exchange of such shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Time, if shares having an aggregate purchase price of more than U.S.$357,500,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below an aggregate purchase price of U.S.$357,500,000 (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

We note that in accordance with the rules of the SEC, in the event that shares having an aggregate purchase price of more than U.S.$357,500,000 are tendered in the Offer at or below the Purchase Price, we may purchase up to an additional 2.0% of our outstanding shares without extending the Expiration Time.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after the commencement of the Offer and prior to the Expiration Time, any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•	there has occurred any change in the general political, market, economic or financial conditions, in the United States or abroad, that could reasonably be expected to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•	a decrease of more than 10% in the Dow Jones Industrial Average, the NYSE Composite or the S&P 500 Index, in each case measured from the close of trading on August 27, 2019 (Dow Jones Industrial Average: 25,777.90; NYSE Composite: 12,474.05; S&P 500 Index: 2,869.16);

•	an increase or decrease of 10% or more of the value of the Brazilian real against the U.S. dollar as of August 27, 2019 (R$4.1557 to U.S.$1.00); or

•	a decrease of 10% or more of the NYSE closing price for the shares as of August 27, 2019 (U.S.$12.82 per share);

•	any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or other), operations, licenses, or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the shares; or (iii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer;

•	legislation in any jurisdiction has been passed or becomes pending, the effect of which would be to change the tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

•	seeks to require us to repurchase or redeem any of our outstanding securities other than the shares;

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•	a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by fewer than 300 persons; or

•	cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Any determination by us concerning the events described in this section will be final and binding upon all persons.

8.	Price Range of Shares; Dividends

The shares are traded on the NYSE under the symbol “CZZ.” The following table sets forth the high and low closing sales prices for our shares on the NYSE for the periods indicated.

	NYSE
	High	Low
	(U.S.$ per common share)
COSAN LIMITED CLASS A COMMON SHARES; TICKER: CZZ
Year Ended December 31, 2016:
First Quarter	4.92	2.60
Second Quarter	6.51	4.55
Third Quarter	7.46	6.22
Fourth Quarter	9.29	6.92
Year Ended December 31, 2017:
First Quarter	9.33	7.33
Second Quarter	9.03	5.69
Third Quarter	8.41	6.32
Fourth Quarter	10.13	7.87
Year Ended December 31, 2018:
First Quarter	11.76	10.09
Second Quarter	10.78	7.63
Third Quarter	8.52	6.26
Fourth Quarter	8.95	6.70
Year Ended December 31, 2019:
First Quarter	13.03	9.18
Second Quarter	13.36	10.97
Third Quarter (through August 27, 2019)	14.69	12.82

On August 27, 2019, the last full trading day before commencement of the Offer, the NYSE closing price per share was U.S.$12.82. The minimum Purchase Price of U.S.$12.00 per share could be below the closing market price for the shares on the NYSE on the date on which the Expiration Time occurs. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.

Dividends. We have declared or paid cash dividends on shares in the past. In the last three years, we have declared and paid cash dividends as follows:

•	On May 26, 2015, the board of directors approved the distribution of the dividends received by Cosan Limited from Cosan S.A. and Cosan Logística S.A. (“Cosan Logística”) on May 26, 2015. The dividends were paid to shareholders for the fiscal year ended December 31, 2014 totaling U.S.$29,648,408.93 corresponding to U.S.$0.11201145 per common share or the equivalent in reais to holders of Brazilian depositary receipts, or “BDRs,” without withholding income tax.

•	On May 13, 2016, the board of directors approved the distribution of the dividends received by Cosan Limited from Cosan S.A. The dividends were paid to shareholders for the fiscal year ended December 31, 2015 totaling U.S.$24,052,065.65 corresponding to U.S.$0.09086851 per common share or the equivalent in reais to holders of BDRs, without withholding income tax.

•	On May 5, 2017, the board of directors approved the distribution of the dividends received by Cosan Limited from Cosan S.A. The dividends were paid to shareholders for the fiscal year ended December 31, 2016 totaling U.S.$20,000,000.00, corresponding to U.S.$0.0755598 per common share or the equivalent in reais to holders of BDRs, without withholding income tax.

•	On April 27, 2018, the board of directors approved the distribution of the dividends received by Cosan Limited from Cosan S.A. The dividends were paid to shareholders for the fiscal year ended December 31, 2017 totaling U.S.$20,000,000.00, corresponding to U.S.$0.08223712 per common share or the equivalent in reais to holders of BDRs, without withholding income tax. There can be no assurance that we will be able to distribute dividends in the future.

9.	Source and Amount of Funds

The maximum aggregate purchase price of shares purchased in the Offer will be U.S.$357,500,000. We expect that expenses for the Offer will be approximately U.S.$750,000.

We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from our cash and investments. As of August 15, 2019, we had approximately U.S.$513.7 million in cash and investments. The Offer is not conditioned upon the receipt of financing. See Section 7.

10.	Certain Information Concerning the Company

Overview

We are an energy and infrastructure conglomerate and, when considered together with our joint venture entities formed with Shell Brazil Holdings B.V. (i.e., Raízen Combustíveis S.A. and Raízen Energia S.A., collectively known as “Raízen”), a Brazilian market reference in fuel distribution, sugar and ethanol production, natural gas distribution and railway-based logistics.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. You can also read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with it. We make available free of charge at http://ri.cosanlimited.com (in the “Financial Information” section) copies of materials we file with, or furnish to, the SEC.

The information contained on our website, any website mentioned in this Offer to Purchase, or any website directly or indirectly linked to these websites, is not part of and is not incorporated by reference in, this Offer to Purchase, and investors should not rely on such information.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, which we filed with the SEC on April 30, 2019 (including any amendments thereto filed with the SEC from time to time, whether before, on or after the date hereof, the “2018 20-F”);

•	our reports on Form 6-K for the month of August 2019 furnished to the SEC on August 16, 2019;

•	our report on Form 6-K for the month of August 2019 furnished to the SEC on August 7, 2019;

•	our report on Form 6-K for the month of August 2019 furnished to the SEC on August 5, 2019;

•	our report on Form 6-K for the month of July 2019 furnished to the SEC on July 25, 2019;

•	our report on Form 6-K for the month of June 2019 furnished to the SEC on June 21, 2019;

•	our report on Form 6-K for the month of June 2019 furnished to the SEC on June 3, 2019;

•	our report on Form 6-K for the month of May 2019 furnished to the SEC on May 28, 2019;

•	our reports on Form 6-K for the month of May 2019 furnished to the SEC on May 15, 2019;

•	our report on Form 6-K for the month of May 2019 furnished to the SEC on May 6, 2019;

•	our report on Form 6-K for the month of April 2019 furnished to the SEC on April 30, 2019; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this Offer to Purchase that are identified in such reports as being incorporated by reference in this Offer to Purchase.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers may call toll free: (866) 257-5415

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Interests of Directors, Executive Officers and Affiliates

As of August 28, 2019, there were 135,722,065 Class A common shares issued and outstanding. At the maximum Purchase Price of U.S.$14.10 per share, we would purchase 25,354,609 shares if the Offer is fully subscribed, which would represent approximately 18.7% of our issued and outstanding Class A common shares as of August 28, 2019. At the minimum Purchase Price of U.S.$12.00 per share, we would purchase 29,791,667 shares if the Offer is fully subscribed, which would represent approximately 22.0% of our issued and outstanding Class A common shares as of August 28, 2019.

As of August 28, 2019, our directors and executive officers as a group (excluding Mr. Rubens Ometto Silveira Mello) owned an aggregate of 2,599,170 shares and our chairman Mr. Rubens Ometto Silveira Mello beneficially owned an aggregate of 19,514,418 shares, representing approximately 1.9% and 14.4%, respectively, of the total number of outstanding shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders. However, our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. Assuming that the Offer is fully subscribed and that we purchase 29,791,667 Class A Common Shares in the Offer at the minimum Purchase Price, the Offer will increase the proportional holdings of (i) our directors and executive officers (excluding our chairman Mr. Rubens Ometto Silveira Mello) to approximately 2.5% and (ii) our chairman Mr. Rubens Ometto Silveira Mello to approximately 18.4% of the total number of outstanding Class A common shares as of August 28, 2019. Assuming that the Offer is fully subscribed and that we purchase 25,354,609 Class A Common Shares in the Offer at the maximum Purchase Price, the Offer will increase the proportional holdings of (x) our directors and executive officers (excluding our chairman Mr. Rubens Ometto Silveira Mello) to approximately 2.4% and (y) our chairman Mr. Rubens Ometto Silveira Mello to approximately 17.7% of the total number of outstanding Class A Common Shares as of August 28, 2019. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer.

A list of our directors and executive officers as of August 28, 2019 is attached to this Offer to Purchase as Schedule I.

Security Ownership by Principal Shareholders and Management

As of August 28, 2019, we had an authorized share capital of 1,000,000,000 class A common shares and 188,886,360 class B common shares. Of these, 135,722,065 class A common shares were issued and outstanding and 96,332,044 class B series 1 common shares were issued and outstanding as of August 28, 2019. Each of our class A common shares entitles its holder to one vote. Each of our class B common shares entitles its holder to ten votes. The chairman of our board of directors, Mr. Rubens Ometto Silveira Mello controls 49.9% of our issued and outstanding share capital, and 89.4% of our voting power by virtue of his control of 100% of our class B series 1 common shares and 13.7% of our class A common shares. No class B series 2 common shares are currently issued and outstanding.

On December 22, 2017, we acquired 22,025,248 Class A common shares pursuant to a tender offer at a purchase price of U.S.$9.65 per share, for a total cost of approximately U.S.$212.5 million, excluding fees and other related expenses. These shares represented 13.04% of the issued and outstanding Class A common stock of the Company as of December 21, 2017. The shares accepted for purchase included 1,299,859 additional shares that the Company elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding Class A common shares. After giving effect to the purchase, we had 146,867,137 outstanding Class A common shares remaining.

On January 3, 2019, we acquired 14,228,134 Class A common shares pursuant to a tender offer at a purchase price of U.S.$8.88 per share, for a total cost of approximately U.S.$126.3 million, excluding fees and other related expenses. These shares represented 9.6% of the issued and outstanding Class A common stock of the Company as of December 31, 2018. The shares accepted for purchase included 2,966,873 additional shares that the Company elected to purchase pursuant to its right to purchase up to an additional 2% of its outstanding Class A common shares. After giving effect to the purchase, we had 134,115,534 outstanding Class A common shares remaining.

On April 24, 2019, we announced the cancellation of 32,239,807 Class A common shares held in treasury, representing 11.91% of the Company’s capital stock. After giving effect to the cancellation, we had 142,115,534 total Class A common shares remaining.

The following table sets forth information with respect to the beneficial ownership of shares, as of August 28, 2019 (except where otherwise indicated), by each person or entity known by us to beneficially own more than 5% of the outstanding shares, by our chairman, and by all of our directors and executive officers as a group.

	Class A common shares	%	Class B common shares	%	Total	%
Shareholders
Mr. Rubens Ometto Silveira Mello(1)	19,514,418	13.7	96,332,044	100.0	115,846,462	48.6
All directors and executive officers as a group	22,113,588	15.6	96,332,044	100.0	118,445,632	49.7
Renaissance Technologies, LLC	7,573,794	5.3	—	—	7,573,794	3.2

Other	106,034,683	74.6	—	—	106,034,683	44.5
Total shares outstanding	135,722,065	95.5	96,332,044	100.0	232,054,109	97.3
Treasury shares	6,393,469	4.5	—	—	6,393,469	2.7
Total	142,115,534	100.0	96,332,044	100.0	238,447,578	100.0

______________________

(1)	Queluz Holdings Limited and Aguassanta Participações S.A. own all of our Class B common shares and also hold in aggregate 13.7% of our Class A common shares. These companies are indirectly controlled by Mr. Rubens Ometto Silveira Mello, the chairman of our board of directors.

Director and Officer Compensation Arrangements

Equity Incentive Plan

We have adopted a Cosan Limited equity incentive plan. We have reserved up to 5% of our issued and outstanding class A common shares as of the granting date for issuance under our equity incentive plan. The plan is intended to attract, retain and motivate our directors, officers and employees, to link compensation to the overall performance of the company in order to promote cooperation among our diverse areas of business and to create an ownership interest in the company with respect to these directors, officers and employees in order align their interests with the interests of our shareholders. No shares or options have been issued or granted in connection with this incentive plan.

Long-Term Retention Plan

We have adopted a long-term retention plan, or the “LTR Plan,” aimed at rewarding and retaining certain high-level executives of strategic importance to the Company who may be granted certain share based awards as may be determined by our board of directors. Participation in the LTR Plan is subject to selection by our Board of Directors. Under the LTR Plan, each beneficiary may receive, subject to the terms and conditions of the LTR Plan, up to 1% each of the total number of issued and outstanding shares of Cosan Limited (the precise amount being granted is at the discretion of the Board of Directors). Beneficiaries may receive the equivalent of the share grant in cash, at the discretion of our Board of Directors. Any grants of shares or cash under the LTR Plan are to be delivered to the beneficiary over the course of a period of up to 10 years. Currently, five key executives are each eligible to receive share grants or cash of up to 1% each of our issued share capital over the course of the next 10 years, in an amount to be defined by our Board of Directors annually.

The executives who participate in the Plan have entered into a Terms of Governance between themselves and the Company which will regulate their rights, privileges, protections and obligations as shareholders of the Company should our chairman, Rubens Ometto Silveira Mello, no longer be with the Company.

As of August 28, 2019, an aggregate of 3,616,608 shares have been granted in 2017, in 2018 and in 2019 to executives participating in the LTR Plan. Concurrently with the abovementioned grants of shares, our Board of Directors granted certain executives an additional payment of U.S.$316,425 in cash. In addition, on September 29, 2017, our board of directors decided to reward executives for their contribution to the performance of the Company by granting them 255,000 share appreciation rights. The rights entitle the executives to a cash payment after five years of service. The amount payable will be determined based on the increase share price between the grant date and the vesting date. The rights must be exercised on vesting date and will expire if not exercised on that date.

Recent Securities Transactions

Based on our records and to the best of our knowledge, no transactions in our shares have been effected in the 60 days prior to August 28, 2019 by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of equivalent volumes of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from the NYSE or to be held of record by fewer than 300 persons. See Section 7.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

The following is a description of material U.S. federal income tax consequences of the Offer to Purchase. This description addresses only the U.S. federal income tax considerations applicable to U.S. Holders (described below) that hold the shares as capital assets (generally, assets held for investment). This description does not describe all of the tax consequences that may be relevant to U.S. Holders in light of their particular circumstances, including alternative minimum tax consequences, the application of the “Medicare contribution tax” and differing tax consequences applicable to U.S. Holders subject to special tax rules, such as:

•	certain financial institutions;

•	insurance companies;

•	real estate investment trusts or regulated investment companies;

•	dealers or certain traders in securities;

•	tax-exempt entities;

•	persons that hold the shares as part of a “straddle” or an integrated transaction;

•	persons that own or are deemed to own 10% or more of the shares, by vote or value;

•	persons the “functional currency” of which is not the U.S. dollar; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of those summarized below.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary U.S. Treasury regulations and judicial and administrative interpretations thereof, all as of the date hereof, changes to any of which subsequent to the date of this Offer to Purchase may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation. You should consult your tax advisor concerning the U.S. federal, state and local, and non-U.S. tax consequences of the sale of the shares pursuant to the Offer to Purchase in your particular circumstances.

For purposes of this description, a “U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein, or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (for U.S. federal income tax purposes) that holds shares will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding shares should consult their tax advisors concerning the U.S. federal income tax consequences to them of the sale of the shares pursuant to the Offer to Purchase.

As indicated in our prior annual reports on Forms 20-F, we believe that we have not been a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any prior taxable year since our shares were listed on the NYSE. Except as described below, this discussion assumes that the Company has not been a PFIC for any prior taxable year and will not become a PFIC for the current taxable year.

Tax Consequences to Tendering U.S. Holders

Treatment of Our Repurchase of Shares Pursuant to the Offer to Purchase as a Sale or as a Distribution

Our repurchase of tendered shares pursuant to the Offer to Purchase may be treated either as a sale of those shares by you or as a distribution in respect of our equity, depending upon the circumstances at the time the shares are purchased. Our repurchase of shares from you will generally be treated as a sale if it (i) results in a “complete redemption” of your interest in our equity, (ii) is a “substantially disproportionate” redemption with respect to you, or (iii) is “not essentially equivalent to a dividend” with respect to you, each within the meaning of Section 302(b) of the Code, as described below (the “Section 302 tests”).

•	Complete Redemption. The transaction will be a “complete redemption” of your equity interest in us if either (i) you own none of our shares, actually or constructively, immediately after the shares redeemed pursuant to the Offer to Purchase, or (ii) you actually own none of our shares immediately after the shares are redeemed pursuant to the Offer to Purchase and, with respect to any shares you constructively own immediately after the Offer to Purchase, you are eligible to waive, and effectively waive, constructive ownership of all such shares under procedures described in Section 302(c) of the Code and applicable U.S. Treasury Regulations. If you wish to satisfy the “complete redemption” test through waiver of attribution, you are urged to consult your tax advisor regarding the requirements, mechanics and desirability of such a waiver.

•	Substantially Disproportionate. In general, the cash you receive will be “substantially disproportionate” if, by vote and value, the percentage of our shares you actually and constructively own immediately following the redemption of the shares pursuant to the Offer to Purchase is less than 80% of the percentage of our shares you actually and constructively own immediately before the sale of shares pursuant to the Offer to Purchase.

•	Not Essentially Equivalent to a Dividend. The transaction will be “not essentially equivalent to a dividend” if the redemption of shares pursuant to the Offer to Purchase results in a “meaningful reduction” in your equity interest in us, given the particular facts and circumstances that apply to you. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” You should consult your own tax advisor regarding the application of this test to your particular circumstances.

•	Contemporaneous dispositions or acquisitions of our shares by you or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. You should be aware that, because proration may occur in the Offer to Purchase, even if all the shares you actually and constructively own are tendered pursuant to the Offer to Purchase, fewer than all of these shares may be purchased by us. Accordingly, proration may affect whether your surrender of shares pursuant to the Offer to Purchase will meet any of the Section 302 tests.

Sale of Shares Pursuant to the Offer to Purchase

If you satisfy any of the Section 302 tests, you generally will recognize taxable gain or loss equal to the difference between the amount realized on the redemption and your adjusted tax basis in the tendered shares. Your adjusted tax basis will generally be the amount you paid to acquire the shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the shares is longer than one year at the time of the sale. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Any gain or loss recognized generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes. The rules governing foreign tax credits are complex, and you should consult your tax advisor regarding the creditability of foreign taxes, if any, in your particular circumstances.

Distribution in Respect of Shares Pursuant to the Offer to Purchase

If none of the Section 302 tests is satisfied by you, the full amount you receive pursuant to the Offer to Purchase will be treated as a distribution to you with respect to your shares, and your tax basis in the redeemed shares generally will be added to any other shares of ours that you retain. This distribution will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. The dividend will be includible in your gross income without reduction for the tax basis of the surrendered shares, and no current loss will be recognized. To the extent that the amount you receive exceeds your share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of your tax basis in your shares and then as capital gain from the sale or exchange of your shares. However, because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, you should expect that the entire amount you receive pursuant to the Offer to Purchase will be taxed as a dividend if it is treated as a distribution as described above.

Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders will be eligible for taxation as “qualified dividend income” and therefore will be taxable at rates applicable to long-term capital gains, provided that certain holding period and other requirements are satisfied. The amount of the dividend will be treated as foreign-source dividend income to you and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (1) at least 75% of its gross income is “passive income” or (2) at least 50% of the average quarterly value of its assets consists of assets that produce “passive income” or are held for the production of “passive income.” Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from foreign currency, securities and certain commodities transactions. As indicated in our prior annual reports on Forms 20-F, we believe that we have not been a PFIC for any prior taxable year since our shares were listed on the NYSE. However, because PFIC status depends upon the composition of our income and assets and the market value of our assets (including, among others, goodwill and less than 25% owned equity investments) from time to time, we cannot assure you that we have not been, or will not be, a PFIC for any taxable year.

If we were a PFIC for any taxable year in which you held shares, your shares will be treated as PFIC stock, even if we thereafter ceased to meet the threshold requirements for PFIC status, and you will generally be subject to adverse tax consequences on the sale of your shares pursuant to the Offer to Purchase.

If we were a PFIC for any taxable year during which you held our shares, gain recognized by you on a sale or other disposition of the shares would be allocated ratably over your holding period for the shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. Certain elections, if made, may result in alternative treatments. You should consult your tax advisor about such elections.

If you are treated as receiving a distribution with respect to your shares, as described above under “—Distribution in Respect of Shares Pursuant to the Offer to Purchase,” the total distribution generally will be allocated to taxable years and subject to taxation in the same manner as gain, described immediately above. The favorable tax rates applicable to long-term capital gains discussed above with respect to dividends paid to non-corporate U.S. Holders would not apply.

You should consult your tax advisor concerning our PFIC status for any relevant taxable year and the tax considerations relevant to a sale of the shares pursuant to the Offer to Purchase.

Information Reporting and Backup Withholding

See Section 3 with respect to the U.S. federal backup withholding requirements.

Tax Consequences to Non-tendering U.S. Holders

If you do not tender your shares pursuant to the Offer to Purchase, you will not recognize any gain or loss for U.S. federal income tax purposes. In this case, you will have the same adjusted tax basis and holding period in your shares following the consummation of the Offer to Purchase as you had in your shares immediately prior to the consummation.

15.	Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the aggregate amount of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) we decrease the number of shares being sought in the Offer, or (c) we increase the number of shares being sought in the Offer by more than 2.0% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

17.	Miscellaneous

We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

August 28, 2019

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF COSAN LIMITED

Directors

The following table lists the members of our board of directors:

	Initial Year of Appointment (1)				Position Held
Name	Cosan Limited	Cosan S.A.	Cosan Logística	Class(1)	Cosan Limited	Cosan S.A.	Cosan Logística	Year of Birth
Rubens Ometto Silveira Mello	2007	2000	2012	III	Director	Chairman	Chairman	1950
Marcelo Eduardo Martins	2009	2009	2015	III	Director	—	—	1966
Nelson Luiz Costa Silva(2)	2019	—	—	I	Director	—	—	1955
Marcos Marinho Lutz	2007	2015	2014	II	Director	Vice Chairman	Vice Chairman	1969
Pedro Isamu Mizutani	2007	2000	—	III	Director	—	—	1959
Marcelo de Souza Scarcela Portela	2007	2009	2017	II	Director	Director	Director	1961
José Alexandre Scheinkman(2)	2007	—	—	I	Director	—	—	1948
Burkhard Otto Cordes	2008	2005	—	II	Director	Director	Director	1975
Richard Steere Aldrich Junior (2)	2016	—	—	I	Director	—	—	1947
Dan Ioschpe(2)	2015	2014	—	II	Director	Director	—	1967
Roberto de Rezende Barbosa	2015	—	—	II	Director	—	—	1950
Vasco Augusto Pinto Fonseca Dias Júnior	2016	—	—	III	Director	—	—	1956

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(1)	The terms of the directors expire as follows: Class I Directors at the annual general meeting to be held in April 2020; Class II Directors at the annual general meeting to be held in April 2021; and Class III Directors at the annual general meeting to be held in April 2019).

(2)	Independent director.

The following is a summary of the business experience of our current directors. Unless otherwise indicated, the business address of our current directors is Av. Brigadeiro Faria Lima, 4,100 – 16th floor, São Paulo – SP, 04538-132, Brazil.

Rubens Ometto Silveira Mello. Mr. Mello is our chairman. He holds a degree in mechanical engineering from the Escola Politécnica of the University of São Paulo (1972). Mr. Mello has more than 40 years of experience in the management of large companies. He has also served as general director and chairman of the board of directors of Costa Pinto S.A. since 1980 and officer and chairman of the board of directors of Aguassanta Participações S.A., since 2001. Currently, Mr. Mello is the chairman of the boards of Cosan S.A., Comgás, Rumo, Cosan Logística S.A., Raízen, Radar and Moove. He is also one of the founders of UNICA, the Sugarcane Agroindustry Association of the State of São Paulo (UNICA—União da Agroindústria Canavieira do Estado de São Paulo). Prior to joining Cosan, Mr. Mello worked from 1971 to 1973 as an advisor to the board of executive officers of UNIBANCO União de Bancos Brasileiros S.A., and from 1973 to 1980 as chief financial officer of Indústrias Votorantim S.A.

Marcos Marinho Lutz. Mr. Lutz is a member of our board of directors and our chief executive officer. He has been a member of Cosan’s board of directors since 2015 and a member of Cosan Logística’s board of directors since 2014. He is also Cosan S.A.’s and Cosan Logística’s chief executive officer. Mr. Lutz holds a naval engineering degree from Escola Politécnica of the University of São Paulo and a master’s degree in business administration from Kellogg Graduate School of Management, Northwestern University. From 2002 to 2006, Mr. Lutz was the executive director of infrastructure and energy at CSN (SID) and a board member of MRS Logística, CFN Railways, and Itá Energética. Before that, Mr. Lutz was the chief operating officer at Ultracargo S.A., the logistics affiliate of the Ultra Group.

Marcelo Eduardo Martins. Mr. Martins was a member of our board of directors and of Cosan S.A.’s board of directors from March 23, 2009 until December 12, 2017 and member of Cosan Logística’s board of directors from April 30, 2015 until April 5, 2018. Mr. Martins also holds the position of chief financial officer and investor relations officer of the Company. His duties include identifying acquisition opportunities and implementing takeovers as well as business development activities for which the company may have strategic interest in the future. In July 2007, Mr. Martins was appointed as an executive officer of Aguassanta Participações S.A. Prior to joining the Cosan Group, Mr. Martins was the Chief Financial and Business Development Officer of Votorantim Cimentos between July 2003 and July 2007 and, prior to that, head of Latin American Fixed Income at Salomon Smith Barney (Citigroup) in New York. He has significant experience in capital markets, having worked at Citibank (where he began his career as a trainee in 1989), Unibanco, UBS and FleetBoston. He has a degree in business administration from the Getúlio Vargas Foundation.

Nelson Luiz Costa Silva. Mr. Costa Silva has a bachelor’s degree in naval engineering from the Polytechnic School of the University of São Paulo in 1977 and attended the CEAG (Specialization Course for Graduates) at the Fundação Getúlio Vargas in 1980. He has an extensive career of more than 40 years, 25 of which residing in Mexico, Belgium, Japan, Argentina, France, England and Portugal. He held a number of executive positions at Vale for 17 years, among them the Global Commercial Officer of Iron Ore based in Brussels, Tokyo and Rio de Janeiro. He was also CEO of ALL-América Latina Logística in Buenos Aires and managing director of Embraer Europe, in Paris. He was the president of BHP Billiton’s Aluminum Business unit and commercial officer for Iron Ore, Coal and Manganese, in London and later in Singapore. In 2009, Nelson Silva joined the BG Group as CEO in South America, including exploration and production of oil and gas in operated and nonoperated blocks in Brazil and Bolivia, gas distribution and offshore transshipment activities in Uruguay. He was the chairman of Comgás from October 2009 until its divestiture from BG to Cosan in November 2012. He remained CEO of BG in South America until the sale of the group to Shell in 2016. In August 2016 he was elected Chief Strategy, Organization and Management System of Petróleo Brasileiro S.A.—Petrobrás, having stayed in office until the end of 2018. Nelson is also a non-executive director and chairman of the Sustainability Committee of Compass Group PLC, listed in the London Stock Exchange.

Pedro Isamu Mizutani. Mr. Mizutani has been a member of our board directors since 2007. Currently Mr. Mizutani is Raízen’s Officer. Mr. Mizutani holds a production-engineering degree from the Escola Politécnica of the University of São Paulo (1982), a postgraduate degree in finance from UNIMEP—Universidade Metodista de Piracicaba (1986) and a master’s degree in business management from FGV—Fundacão Getúlio Vargas, São Paulo, with an extension degree from Ohio University (2001). Mr. Mizutani has more than 30 years of experience in finance and administration with companies in the ethanol and sugar industries. He also served as a planning director of Usina Costa Pinto S.A. from 1983 to 1987, as financial manager from 1987 to 1988, and as administrative and financial director from 1988 to 1990. From 1990 to 2001, he acted as administrative and financial director of the group.

Marcelo de Souza Scarcela Portela. Mr. Portela is a member of our board of directors and the legal vice president and officer of Cosan S.A. and Cosan Logística. Mr. Portela is also a member of the board of directors of Rumo, Comgás and Cosan Logística. He holds a law degree from Faculdade de Direito da Universidade de São Paulo (1983), and completed graduate studies in commercial law from Faculdade de Direito da Universidade de São Paulo (1988) and McGill University Law School (1990) in Montréal, QC, Canada.

José Alexandre Scheinkman. Mr. Scheinkman is a member of our board of directors. He is a Columbia University Professor (Charles and Lynn Zhang Professor of Economics) and the Theodore A. Wells ’29 Professor of Economics (Emeritus) at Princeton University. He holds a bachelor’s degree in economics from the Federal University of Rio de Janeiro (1969), a Master’s (1973) and Ph.D. (1974) in economics from the University of Rochester, as well as a Master’s degree in Mathematics from the Institute of Pure and Applied Mathematics (Brazil – 1970). He is a member of several research groups and associations, including the National Bureau of Economic Research and the Cambridge Endowment for Research in Finance. He was awarded the title of doctor honoris causa by the Université Paris-Dauphine in 2001. He sits on the Scientific Council of the Europlace Institute of Finance (Paris), on the National Academy of Sciences, on the American Finance Association and in the Academic Council of INSPER. He was previously Vice-President for Financial Strategies of Goldman, Sachs & Co., a member of Axion Investments from 2003 to 2013, co-editor of the Journal of Political Economy and a member of the economic advisory group for the Sloan Foundation.

Burkhard Otto Cordes. Mr. Cordes has been a member of our board of directors since 2008 and of Cosan S.A.’s board of directors since 2005. He holds a degree in business administration from Fundação Armando Álvares Penteado (1997) and a master’s degree in finance from IBMEC-SP (2001). Mr. Cordes has worked in financial markets at Banco BBM S.A., a company owned by Grupo Mariani, where he worked at its commercial division focusing corporate and middle market segments. Before holding his current position, he had worked at IBM Brasil in its financial division. Mr. Cordes is Mr. Mello’s son-in-law.

Richard Steere Aldrich Junior. Mr. Aldrich, Jr. graduated in the United States from Brown University (1970) and from Vanderbilt University School of Law (1975). In 1975, he joined Shearman & Sterling LLP as an associate, where he later became a partner, in 1984, a position in which he served until 2009. From 2009 to 2016 he was a partner at Skadden, Arps, Slate, Meagher & Flom LLP. Over the course of his career, he has been involved in offerings, mergers and acquisitions, debt restructurings and public and private financing transactions in Brazil and the United States.

Dan Ioschpe. Mr. Ioschpe is a member of Cosan S.A.’s board of directors since 2014. He graduated from the Federal University of Rio Grande do Sul with a bachelor’s degree in Business Administration, and also has a postgraduate degree from the Escola Superior de Propaganda e Marketing as well as a masters’ degree in business administration (MBA) from the Tuck School of Business at Dartmouth College (in the United States). He joined Iochpe-Maxion in 1986, where he held several positions until June 1996, when he left to take the presidency of AGCO in Brazil. He returned to Iochpe-Maxion in January 1998, becoming chief executive officer in the same year. He remained chief executive officer until March 2014, when he became chairman of the board of directors of Iochpe-Maxion.

Roberto de Rezende Barbosa. Mr. Barbosa worked as a trainee at Halles Bank and the Dacon dealership, assuming the family business in 1975. He was the chief executive officer of Grupo Nova América and is currently a board member at UNICA – the Federation of Sugarcane Industries of São Paulo State.

Vasco Augusto Pinto Fonseca Dias Júnior. Mr. Dias holds a bachelor’s degree in systems engineering from the Pontifical Catholic University of Rio de Janeiro and earned a graduate degree from the same university. He joined the Shell Group as an intern in 1979 and later became analyst and head of systems. In December 2000, he left the Shell Group to serve as Executive Officer at Companhia Siderúrgica Nacional – CSN. He returned to the Shell Group in 2005 as President for Latin America. He also served as the chief executive officer of Raízen S.A. from 2011 (at the time of the joint venture between Cosan and Shell) until March 2016.

Executive Officers

The following table lists our current executive officers:

Name	Initial Year of Appointment			Position Held at			Year of Birth
	Cosan Limited(1)	Cosan S.A.(2)	Cosan Logística(2)	Cosan Limited	Cosan S.A.	Cosan Logística
Marcos Marinho Lutz	2007	2009	2014	Chief Executive Officer and Board Member	Chief Executive Officer and Vice-Chairman	Chief Executive Officer and Vice-Chairman	1969
Marcelo Eduardo Martins	2009	2009	2014	Chief Financial Officer, Investor Relations Officer and Board Member	Chief Financial Officer and Investor Relations Officer	Chief Financial Officer and Investor Relation Officer	1966
Marcelo de Souza Scarcela Portela	2015	2009	2014	General Counsel and Board Member	Legal Vice President and Board Member	Legal Vice President and Board Member	1961
Burkhard Otto Cordes	2016	—	—	Risk Officer and Board Member	Board Member	Board Member	1975

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(1)	The terms of our executive officers are indeterminate.

(2)	The terms of the executive officers of Cosan S.A. and Cosan Logística expire at the annual general meetings of Cosan S.A. and Cosan Logística, respectively, to be held on in April 2019.

A summary of the business experience of Cosan Limited executive officers, all of whom are also directors, can be found under “—Directors.” Unless otherwise indicated, the business address of our executive officers is Av. Brigadeiro Faria Lima, 4,100 – 16th floor, São Paulo – SP, 04543-011, Brazil.

COSAN LIMITED

August 28, 2019

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

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